Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 3, 2006, relating to the financial statements of Pegasystems Inc., and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of internal controls over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K of Pegasystems Inc., for the year ended December 31, 2005.

/s/ DELOITTE & TOUCH LLP

Boston, Massachusetts

July 5, 2006